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                                                                   EXHIBIT 12.01

                           CARAUSTAR INDUSTRIES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                   1996         1997          1998         1999         2000
                                                                ---------    ---------     ---------     --------     --------
EARNINGS:
Income from continuing operations before income taxes,
  minority interest, reversal of loss on discontinued
  operations and cumulative effect of accounting
  changes ..................................................    $  95,230    $  83,388     $  83,018     $ 64,641     $ 13,788
Equity in income of less-than-50-percent-owned
  entities .................................................         (104)         (40)           12            0            0
Fixed charges ..............................................       12,865       16,536        19,469       30,528       42,513
Less capitalized interest expense ..........................           --           --          (219)        (626)        (852)
                                                                ---------    ---------     ---------     --------     --------
Earnings ...................................................    $ 107,991    $  99,884     $ 102,280     $ 94,543     $ 55,449
                                                                =========    =========     =========     ========     ========
FIXED CHARGES:
Interest expense ...........................................    $  10,698    $  14,111     $  16,072     $ 25,735     $ 36,467
Amortization of debt issuance costs ........................          348           --            --          142          737
Estimate of the interest cost within rental expense ........        1,819        2,425         3,178        4,025        4,457
Capitalized interest expense ...............................           --           --           219          626          852
                                                                ---------    ---------     ---------     --------     --------
Fixed charges ..............................................    $  12,865    $  16,536     $  19,469     $ 30,528     $ 42,513
                                                                =========    =========     =========     ========     ========
Ratio of earnings to fixed charges .........................         8.39         6.04          5.25         3.10         1.30
                                                                =========    =========     =========     ========     ========


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